EXHIBIT 99.1

                                  Press Release
                               The Provident Bank

From: The Provident Bank                    Contact: Kevin Ward
      830 Bergen Avenue                              (201) 915-5715
      Jersey City, NJ 07306

                       PROVIDENT BANK RESPONDS TO LAWSUIT

         JERSEY CITY, NJ A lawsuit has been filed in the United States District Court for the District of New Jersey against The Provident Bank, the members of the Board of Managers and Provident Financial Services, Inc., challenging the application of certain purchase limitations contained in the Plan of Conversion, and certain stock order requirements. The lawsuit alleges that these provisions constitute violations of certain federal and state laws and a breach of fiduciary duties by the Board of Managers. The lawsuit seeks to enjoin the application of these provisions, alter the schedule for closing of the offering and the meeting of depositors, and damages.

         The Provident Bank is confident that the Plan of Conversion as adopted satisfies all applicable legal requirements. The Plan of Conversion, including the purchase limitation provisions being challenged, has been reviewed by the bank regulatory agencies. On November 8, 2002, the New Jersey Commissioner of Banking and Insurance issued a Decision and Order ("Order") approving the Bank's Application to Convert. In particular, the New Jersey Commissioner of Banking and Insurance determined that the Plan of Conversion was "fair and equitable to all depositors." On November 12, 2002, the Federal Deposit Insurance Corporation issued a statement of its intent to issue a notice of non-objection to the conversion. On November 12, 2002, The Federal Reserve Bank of New York approved the application submitted by Provident Financial Services, Inc. to become the bank holding company of The Provident Bank in connection with the conversion.

         The Provident Bank believes that the lawsuit is without merit and intends to defend the lawsuit vigorously.